EXHIBIT 99.1

Rush Enterprises, Inc. Reports Third Quarter 2017 Results

  Revenues of $1.257 billion, net income of $29.8 million
  Earnings per diluted share of $0.72, a record high
  Solid activity in most market segments drove new truck sales and aftermarket performance
  Absorption ratio of 120.9%

SAN ANTONIO, Texas, Oct. 25, 2017 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (NASDAQ:RUSHA) (NASDAQ:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended September 30, 2017, the Company achieved revenues of $1.257 billion and net income of $29.8 million, or $0.72 per diluted share, compared with revenues of $1.096 billion and net income of $14.9 million, or $0.37 per diluted share, in the quarter ended September 30, 2016.

“Continued broad-based strength in the U.S. economy and most of the customer segments we support helped us achieve record-high profitability in the third quarter,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “Further, we continued to advance our strategic initiatives, particularly in the areas of all-makes parts and service, which also contributed to our strong performance this quarter,” he said.

“In the third quarter, many of our employees were impacted by Hurricanes Harvey and Irma.  Employees nationwide rallied to support them, donating money, time and valuable goods to help not just their fellow employees in need, but also the affected communities as well.  I am sincerely grateful for our employees for not only their hard work and extraordinary results this quarter, but also for their generosity and dedication to each other and their communities, which I greatly admire,” Rush said.

Operations

Aftermarket Solutions
Aftermarket products and services accounted for approximately 62.9% of the Company's total gross profits in the third quarter, with parts, service and body shop revenues up 11.7% as compared to the same timeframe in 2016.  This contributed to a quarterly absorption ratio of 120.9%.

“The growth in our aftermarket revenues in the third quarter was driven by continued activity in the energy and construction sectors, as well as increasing activity from over-the-road fleet customers, and by the successful execution of certain strategic initiatives designed to increase aftermarket sales and gross profits, ” Rush said.  “Looking ahead, we expect customer demand for aftermarket products and services to remain solid, however we expect our aftermarket revenues to be negatively impacted by the seasonal decline we typically experience during the fourth quarter,” Rush explained.

“We remain focused on our long-term plans and are now benefiting financially from our strategic initiatives, which include our all-makes parts and service business,” said Rush.  “It is also important to note our mobile service business is growing and positively impacted our aftermarket revenues in the third quarter,” Rush said.  “Though the alternative fuel market is relatively flat, our Momentum Fuel Systems product line is beginning to gain market share,” he added.

Truck Sales
U.S. Class 8 retail sales were 51,574 units in the third quarter, up 11% over the same time period last year, according to ACT Research.  Rush’s Class 8 sales outpaced the industry in the third quarter, increasing 20.6% as compared to the third quarter of 2016 and accounting for 7.1% of the U.S. Class 8 truck market.  ACT Research forecasts U.S. retail sales for Class 8 vehicles to be 190,000 units in 2017, a 3.5% decrease compared to 2016, but considerably higher than their original 2017 forecast of 154,000 units.

“The increase in our Class 8 new truck sales compared to the third quarter of 2016 is attributable in large part to increased activity from energy customers,” said Rush. “Additionally, vehicle sales activity remains solid in construction, refuse, general freight and the majority of the other industries we support around the country.  We believe our Class 8 new truck sales in the fourth quarter will remain solid, due to this general economic strength,” he explained.

“Used truck valuations have stabilized, and we believe our used truck inventory is appropriately positioned to support current market dynamics and new truck sales,” Rush said.

Rush’s Class 4-7 medium-duty sales increased 14.5% from the third quarter of 2016, accounting for 4.6% of the total U.S. market.  U.S. Class 4-7 retail sales were 61,538 units in the third quarter of 2017, up approximately 9.0% over the third quarter of 2016.  ACT Research forecasts U.S. retail sales for Class 4-7 vehicles to reach 238,475 units in 2017, a 5.4% increase over 2016.

“We had another strong quarter for our medium-duty truck sales, which were also positively impacted by continued strength in a wide variety of industries across the country,” said Rush.  “Our continued ability to stock bodied-up medium-duty trucks allows us to meet our customers’ immediate needs,” he said.  “We expect our Class 4-7 new truck sales to also remain solid throughout the remainder of the year,” Rush added.

Financial Highlights

In the third quarter of 2017, the Company’s gross revenues totaled $1.257 billion, a 14.7% increase from gross revenues of $1.096 billion reported for the quarter ended September 30, 2016.  Net income for the quarter was $29.8 million, or $0.72 per diluted share, compared to net income of $14.9 million, or $0.37 per diluted share, in the quarter ended September 30, 2016.

Parts, service and body shop revenues were $375.8 million in the third quarter of 2017, compared to $336.5 million in the third quarter of 2016.  The Company delivered 3,647 new heavy-duty trucks, 2,828 new medium-duty commercial vehicles, 447 new light-duty commercial vehicles and 1,743 used commercial vehicles during the third quarter of 2017, compared to 3,024 new heavy-duty trucks, 2,469 new medium-duty commercial vehicles, 523 new light-duty commercial vehicles and 1,795 used commercial vehicles during the third quarter of 2016.

During the third quarter of 2017, the Company repurchased $1.2 million of its common stock and ended the quarter with $127.9 million in cash and cash equivalents, an increase of $4.1 million from June 30, 2017.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Thursday, October 26, 2017, at 10 a.m. Eastern/9 a.m. Central.  The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International), Conference ID 94625029 or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until February 9, 2018.  Listen to the audio replay until November 2, 2017, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 94625029.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 21 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems, telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services and the impact of strategic initiatives are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$127,915	$82,026
Accounts receivable, net	153,526	156,199
Note receivable affiliate	14,320	10,166
Inventories, net	960,962	840,304
Prepaid expenses and other	7,330	8,798
Assets held for sale	10,319	13,955
Total current assets	1,274,372	1,111,448
Investments	6,375	6,231
Property and equipment, net	1,133,309	1,135,805
Goodwill, net	290,191	290,191
Other assets, net	54,743	59,372
Total assets	$2,758,990	$2,603,047

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$706,995	$646,945
Current maturities of long-term debt	142,675	130,717
Current maturities of capital lease obligations	15,314	14,449
Liabilities directly associated with assets held for sale	–	783
Trade accounts payable	111,100	97,844
Customer deposits	22,976	18,418
Accrued expenses	95,022	83,974
Total current liabilities	1,094,082	993,130
Long-term debt, net of current maturities	450,121	472,503
Capital lease obligations, net of current maturities	64,972	70,044
Other long-term liabilities	9,575	7,214
Deferred income taxes, net	206,123	197,331
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2017 and 2016	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 31,183,787 Class A shares and 8,606,623 Class B shares outstanding in 2017; and 30,007,088 Class A shares and 9,245,447 Class B shares outstanding in 2016	452	438
Additional paid-in capital	341,245	309,127
Treasury stock, at cost: 934,171 class A shares and 4,487,985 class B shares in 2017 and 934,171 class A shares and 3,650,491 class B shares in 2016	(114,270)	(86,882)
Retained earnings	706,690	640,428
Accumulated other comprehensive loss, net of tax	–	(286)
Total shareholders’ equity	934,117	862,825
Total liabilities and shareholders’ equity	$2,758,990	$2,603,047

RUSH ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues:
New and used commercial vehicle sales	$819,028	$698,838	$2,230,969	$2,004,236
Parts and service sales	375,835	336,459	1,092,540	1,007,063
Lease and rental	54,630	52,452	158,922	155,491
Finance and insurance	4,771	4,870	13,092	14,206
Other	3,195	3,422	10,256	12,347
Total revenue	1,257,459	1,096,041	3,505,779	3,193,343
Cost of products sold:
New and used commercial vehicle sales	754,762	653,992	2,061,135	1,868,983
Parts and service sales	237,452	214,916	693,910	642,678
Lease and rental	45,197	45,817	133,707	136,618
Total cost of products sold	1,037,411	914,725	2,888,752	2,648,279
Gross profit	220,048	181,316	617,027	545,064
Selling, general and administrative expense	159,281	142,280	469,037	450,812
Depreciation and amortization expense	12,438	13,014	37,374	38,482
Gain on sale of assets	107	1,566	76	1,571
Operating income	48,436	27,588	110,692	57,341
Interest expense, net	3,101	3,285	8,716	11,287
Income before taxes	45,335	24,303	101,976	46,054
Provision for income taxes	15,551	9,423	35,714	17,962
Net income	$29,784	$14,880	$66,262	$28,092

Earnings per common share:
Basic	$.75	$.38	$1.68	$.70
Diluted	$.72	$.37	$1.62	$.69

Weighted average shares outstanding:
Basic	39,825	39,617	39,560	40,138
Diluted	41,146	40,274	40,830	40,698

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables.  The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods.  Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures.  Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	September 30, 2017	September 30, 2016
New heavy-duty vehicles	$515,150	$411,238
New medium-duty vehicles (including bus sales revenue)	210,699	187,231
New light-duty vehicles	16,311	20,380
Used vehicles	73,716	74,628
Other vehicles	3,152	5,361

Absorption Ratio	120.9%	112.6%

Absorption Ratio
Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance.  Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory.  When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	September 30, 2017	September 30, 2016
Floor plan notes payable	$706,995	$711,906
Current maturities of long-term debt	142,675	132,671
Current maturities of capital lease obligations	15,314	14,409
Liabilities directly associated with asset held for sale	−	1,163
Long-term debt, net of current maturities	450,121	494,550
Capital lease obligations, net of current maturities	64,972	71,979
Total Debt (GAAP)	1,380,077	1,426,678
Adjustments:
Debt related to lease & rental fleet	(573,978)	(600,586)
Floor plan notes payable	(706,995)	(711,906)
Adjusted Total Debt (Non-GAAP)	99,104	114,186
Adjustment:
Cash and cash equivalents	(127,915)	(91,698)
Adjusted Net (Cash) Debt (Non-GAAP)	$(28,811)	$22,488

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet.  The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts.  “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	September 30, 2017	September 30, 2016
Net Income (GAAP)	$78,752	$37,905
Provision for income taxes	43,619	24,140
Interest expense	11,708	14,653
Depreciation and amortization	50,153	50,290
(Gain) on sale of assets	(260)	(1,608)
EBITDA (Non-GAAP)	183,972	125,380
Adjustment:
Interest expense associated with FPNP	(9,555)	(12,872)
Restructuring and impairment charges	−	8,930
Adjusted EBITDA (Non-GAAP)	$174,417	$121,438

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results.  The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst.  Management recorded a charge to selling, general and administrative expense during the first and second quarters of 2016 related to the closing of certain dealerships and the disposition of excess real estate.  Management believes adding back this charge to EBITDA provides both the investors and management with supplemental information regarding the Company’s core operating results. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	September 30, 2017	September 30, 2016
Net cash provided by operations (GAAP)	$304,726	$514,543
Acquisition of property and equipment	(176,175)	(277,125)
Free cash flow (Non-GAAP)	128,551	237,418
Adjustments:
Payments on floor plan financing, net	(35,962)	(205,716)
Proceeds from L&RFD	115,258	150,685
Principal payments on L&RFD	(153,459)	(161,762)
Non-maintenance capital expenditures	32,429	74,834
Adjusted Free Cash Flow (Non-GAAP)	$86,817	$95,459

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business.  Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities.  For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business.  “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities.  “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	September 30, 2017	September 30, 2016
Total Shareholders' equity (GAAP)	$934,117	$853,170
Adjusted net (cash) debt (Non-GAAP)	(28,811)	22,488
Adjusted Invested Capital (Non-GAAP)	$905,306	$875,658

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital.  For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation.  The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts.  “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Contact:
Rush Enterprises, Inc., San Antonio
Steven L. Keller, 830-302-5226